As filed with the Securities and Exchange Commission on May 8, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1428528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22 North Sixth Street Indiana, PA	15701
(Address of Principal Executive Offices)	(Zip Code)

First Commonwealth Financial Corporation Incentive Compensation Plan

(Full title of the plan)

Edward J. Lipkus, III

Chief Financial Officer

First Commonwealth

Financial Corporation

22 North Sixth Street

Indiana, PA 15701

(Name and address of agent for service)

(724) 349-7220

(Telephone number, including area code, of agent for service)

Copy to:

Matthew C. Tomb, Esq.

Senior Vice President, Legal Counsel

First Commonwealth

Financial Corporation

22 North Sixth Street

Indiana, PA 15701

(724) 349-7220

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $1.00 par value	5,000,000 shares	$8.86	$44,300,000	$2,472

(1)	Pursuant to Rule 416(a), this registration statement covers such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h), based upon the average of the high and low prices of First Commonwealth Financial Corporation Common Stock as reported by the New York Stock Exchange on May 5, 2009.

Part I Information Required in the Section 10(a) Prospectus

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933. See Rule 428(a)(1).

Part II Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents, as filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference and made a part hereof:

•	the Annual Report on Form 10-K of First Commonwealth Financial Corporation (the “Company”) for the year ended December 31, 2008;

•	the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2009;

•	the Current Reports on Form 8-K filed by the Company on the following dates: February 11, 2009, and April 23, 2009;

•

all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all securities then remaining unsold; and

•	the description of the Company’s common stock set forth in the registration statement on Form 8-A filed on May 8, 1992.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock offered hereby has been passed upon by Matthew C. Tomb, Senior Vice President and corporate counsel to the Company. Mr. Tomb is eligible to participate in the plan and receive shares of common stock on the same terms and conditions as other participants holding similar positions with the Company.

Item 6.	Indemnification of Directors and Officers.

Indemnification under First Commonwealth Financial Corporation’s Bylaws. Our bylaws require us to indemnify our directors and officers against expenses and liabilities to the fullest extent permitted by law. Any director or officer who is made, or threatened to be made, a party to any claim, action, suit or proceeding by reason of such person being or having been a director or officer of First Commonwealth Financial Corporation or a subsidiary of First Commonwealth Financial Corporation, or by reason of the fact that such person is or was serving at the request of First Commonwealth Financial Corporation as a director, officer, employee, fiduciary or other representative of another corporation or entity, will be entitled to indemnification. The bylaws further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the bylaws, any agreement, charter provision, vote of shareholders or directors, or otherwise.

Indemnification under the Pennsylvania Business Corporation Law. The Pennsylvania Business Corporation Law authorizes indemnification of a director or officer against expenses and liabilities if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of First Commonwealth Financial Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification may be made only upon a determination that indemnification of the director or officer is proper under the circumstances because the director or officer has met this standard of care.

The determination may be made:

•	by the board of directors of First Commonwealth Financial Corporation by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

•	if such a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•	by shareholders of First Commonwealth Financial Corporation.

Notwithstanding the above, to the extent that a director or officer has been successful on the merits or otherwise in defense of any action or proceeding, or in defense of any claim, issue or matter in any such action or proceeding, such person is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the action or proceeding.

Limitation of Liability under First Commonwealth Financial Corporation’s Bylaws. Our bylaws provide that no director or officer of First Commonwealth Financial Corporation will be liable by reason of having been a director or officer of First Commonwealth Financial Corporation if the person performs his or her duties in good faith and in a manner reasonably believed to be in the best interests of First Commonwealth Financial Corporation. This standard will be satisfied if the person acted without self-dealing, willful misconduct or recklessness.

Directors’ and Officers’ Liability Insurance. First Commonwealth Financial Corporation maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, within the limits and subject to the limitations of the policies, and First Commonwealth Financial Corporation pays all premiums and expenses relating to this coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	First Commonwealth Financial Corporation Incentive Compensation Plan (filed as Annex I to First Commonwealth Financial Corporation’s Proxy Statement dated March 16, 2009 relating to the 2009 Annual Meeting of Shareholders, and incorporated by reference herein)

5.1	Opinion of Counsel employed by First Commonwealth Financial Corporation

23.1	Consent of KPMG LLP

23.2	Consent of Counsel employed by First Commonwealth Financial Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature pages to this registration statement)

Item 9.	Undertakings.

A. INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. SUBSEQUENT EXCHANGE OF DOCUMENTS

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. OTHER

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Borough of Indiana, Commonwealth of Pennsylvania, on May 8, 2009.

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ John J. Dolan
Name:	John J. Dolan
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John J. Dolan and Edward J. Lipkus, III, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John J. Dolan	President, Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2009
John J. Dolan

/s/ Edward J. Lipkus, III	Executive Vice President / Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2009
Edward J. Lipkus, III

/s/ Julie A. Caponi	Director	May 8, 2009
Julie A. Caponi

/s/ Ray T. Charley	Director	May 8, 2009
Ray T. Charley

/s/ Julia E. Trimarchi Cuccaro	Director	May 8, 2009
Julia E. Trimarchi Cuccaro

Signature	Capacity	Date

/s/ David S. Dahlmann	Director	May 8, 2009
David S. Dahlmann

/s/ Johnston A. Glass	Director	May 8, 2009
Johnston A. Glass

/s/ Dale P. Latimer	Director	May 8, 2009
Dale P. Latimer

/s/ James W. Newill	Director	May 8, 2009
James W. Newill

/s/ Laurie S. Singer	Director	May 8, 2009
Laurie S. Singer

/s/ David R. Tomb, Jr.	Director	May 8, 2009
David R. Tomb, Jr.

/s/ Robert A. Ventura	Director	May 8, 2009
Robert A. Ventura

EXHIBITS

Exhibit No.	Description
4.1	First Commonwealth Financial Corporation Incentive Compensation Plan (filed as Annex I to First Commonwealth Financial Corporation’s Proxy Statement dated March 16, 2009 relating to the 2009 Annual Meeting of Shareholders, and incorporated by reference herein)

5.1	Opinion of Counsel employed by First Commonwealth Financial Corporation

23.1	Consent of KPMG LLP

23.2	Consent of Counsel employed by First Commonwealth Financial Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature pages to this registration statement)